For Immediate Release
For Further Information, Contact:
Investor Relations, (800) 371-2819

FOR IMMEDIATE RELEASE

GABLES PROMOTES JOE WILBER TO SENIOR VICE PRESIDENT - INVESTMENTS EAST

BOCA RATON, FLORIDA - March 21, 2005 -Gables Residential (NYSE: GBP) (the "Company") today announced it has promoted Joe Wilber to Senior Vice President with investment responsibility for its East Region, which encompasses South Florida, Atlanta and Washington, D.C.  "Joe has a wealth of experience in the development, construction and acquisition arena and has been instrumental in growing our portfolio presence in the Established Premium Neighborhoods of Atlanta.  His proven leadership skills will enhance our success as we execute our plans to grow the Company's value to $3.5 to $4.0 billion by 2009," noted David Fitch, CEO.

Mr. Wilber has been with the Company for 24 years and has overseen the Company's investment activity in Atlanta for the last seven years. During his tenure with the Company, he has been involved in the development, redevelopment or acquisition of more than 12,000 apartment homes. He is a member of the Urban Land Institute and serves as a Board member of the Atlanta Apartment Association.  He is a graduate of the University of Georgia.

Forward-Looking Statements

         Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements within the meaning of federal securities laws.  These forward-looking statements reflect the Company's current views with respect to the future events or financial performance discussed in this release, based on management's beliefs and assumptions and information currently available.  When used, the words "believe", "anticipate", "estimate", "project", "should", "expect", "plan", "assume" and similar expressions that do not relate solely to historical matters identify forward-looking statements.  Forward-looking statements in this release include, without limitation, statements relating to the Company's ability to grow the Company's value to $3.5 to $4.0 billion by 2009.  Forward-looking statements are subject to risks, uncertainties and assumptions and are not guarantees of future events or performance, which may be affected by known and unknown risks, trends and uncertainties.  Should one or more of these risks or uncertainties materialize, or should the Company's assumptions prove incorrect, actual results may vary materially from those anticipated, projected or implied.  The Company expressly disclaims any responsibility to update forward-looking statements.

About Gables

With a mission of Taking Care of the Way People Live®, Gables Residential has received national recognition for excellence in the management, development, acquisition and construction of luxury multi-family communities in high job growth markets. The Company's strategic objective is to produce total returns through monthly dividends and share price changes that exceed the NAREIT apartment sector index.

The Company has a research-driven strategy focused on markets characterized by high job growth and resiliency to national economic downturns. Within these markets, the Company targets Established Premium Neighborhoods™ ("EPN's"), generally defined as areas with high per square foot prices for single-family homes. By investing in resilient, demand-driven markets and EPN locations with barriers to entry, the Company expects to achieve its strategic objective.

The Company is one of the largest apartment operators in the nation and currently manages 41,241 apartment homes in 160 communities, including the 78 communities it owns with 20,384 stabilized apartment homes primarily in Atlanta, Houston, South Florida, Austin, Dallas, Washington, D.C., and San Diego/Inland Empire and has an additional 11 communities with 2,673 apartment homes under development or lease-up. For further information, please contact Gables Investor Relations at (800) 371-2819 or access Gables Residential's website at www.gables.com.

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